Exhibit 10.2

EXECUTION COPY

Reference Number:                                          Account Number:

Morgan Stanley	MORGAN STANLEY & CO. LLC 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

August 24, 2013

Fixed Dollar Accelerated Share Repurchase Transaction

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Attention: Troy Renner

Phone: (952) 937-6721

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and C.H. Robinson Worldwide, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule but with the elections set forth in this Confirmation (and the election of USD as the Termination Currency).

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Master Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	Dealer

Shares:	Common stock, par value USD 0.10 per share, of Issuer (Ticker: CHRW)

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period minus (ii) the Discount.

Discount:	As specified in Schedule I

10b-18 VWAP:	On any Trading Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “CHRW <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Trading Day) or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Observation Dates:	Each day specified in Schedule I and every second Scheduled Trading Day after the last day so listed, in each case, that occurs prior to the completion of all payments and deliveries under the Transaction. Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent shall not adjust any Observation Date.

Calculation Period:	The period from, and including, the first Observation Date to, and including, the relevant Valuation Date.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole.

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	The second Clearance System Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	The second Clearance System Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Observation Date during the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its good faith and commercially reasonable discretion to take one or more of the following actions: (i) determine that such Observation Date is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Observation Date based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the Forward Price using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (ii) elect to postpone the Scheduled Valuation Date by up to one Observation Date for every Observation Date that is a Disrupted Day during the Calculation Period. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (i) above, then such Disrupted Day shall be a Trading Day for purposes of calculating the Forward Price.

Any Observation Date on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Observation Date; if a closure of the Exchange prior to its normal close of trading on any Observation Date is scheduled following the date hereof, then such Observation Date shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day (or, if such day is not a scheduled Observation Date, the next following scheduled Observation Date) to be an Observation Date that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day (or such next following scheduled Observation Date) using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day (or such next following scheduled Observation Date) based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

VALUATION:

Valuation Date:

The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.

Dealer shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Observation Date that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Observation Date immediately following the accelerated Valuation Date.

Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD 50,000,000). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above

Lock-Out Date:	As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:	Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided that if the Forward Price is equal to or less than the Floor Price, then the Settlement Amount shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price”; provided further that if the Settlement Amount is less than zero (the absolute value of such Settlement Amount, the “Settlement Shares”), then the provisions set forth below under “Counterparty Settlement” shall apply.

Settlement Currency:	USD

Settlement Date:	The date that falls one Settlement Cycle after the relevant Valuation Date

Counterparty Settlement:

If the Settlement Amount is less than zero, then, if Buyer elects to net share settle its obligation to deliver the Settlement Shares by delivering to Seller a notice no later than the Valuation Date (or, if later, the date on which Dealer delivers an Acceleration Notice) (the “Election Deadline”) electing to net share settle its obligation to deliver the Settlement Shares, the provisions set forth in this paragraph shall apply. Buyer shall specify in such notice whether it elects to effect a net share settlement of the Settlement Shares by a registered settlement pursuant to Section 8(a) or a private placement pursuant to Section 8(b); provided that if Buyer delivers such notice but does not validly make such an election, then Section 8(a) shall apply. If Buyer does not deliver such notice on or prior to the Election Deadline, then the cash settlement provisions set forth in the immediately succeeding paragraph shall apply.

If Buyer does not validly notify Seller of its election to net share settle its obligation to deliver the Settlement Shares on or prior to the Election Deadline, then on the Valuation Date a notional Share balance (the “Cash Settlement Balance”) shall be created with an initial balance equal to the Settlement Shares. On the Settlement Date, Buyer shall pay to Seller an amount in USD equal to the Settlement Shares multiplied by a price per Share as reasonably determined by the Calculation Agent (such cash amount, the “Initial Cash Settlement Amount”). On the Observation Date immediately following the Valuation Date, Seller may begin purchasing Shares in a commercially reasonable manner (all such Shares purchased, “Cash Settlement Shares”) and a notional cash balance (the “Cash Balance”) shall be created with an initial balance equal to the Initial Cash Settlement Amount. At the end of each Observation Date on which Seller purchases Cash Settlement Shares, Seller shall reduce (i) the Cash Settlement Balance by the number of Cash Settlement Shares purchased on such Observation Date and (ii) the Cash Balance by the aggregate purchase price (including commissions) of the Cash Settlement Shares purchased on such Observation Date. If, on any

Observation Date, the Cash Balance is reduced to or below zero but the Cash Settlement Balance is greater than zero, the Buyer shall (i) deliver to Seller or as directed by Seller on the next Currency Business Day after such Observation Date an additional amount in USD (an “Additional Cash Settlement Amount”) equal to the Cash Settlement Balance as of such Observation Date multiplied by a price per Share as reasonably determined by the Calculation Agent, and the Cash Balance shall be increased by such amount. This provision shall be applied successively until the Cash Settlement Balance is reduced to zero. On the Currency Business Day immediately following the Observation Date that the Cash Settlement Balance is reduced to zero, Seller shall return to Buyer an amount in USD equal to the remaining Cash Balance, if any, as of such Observation Date. In making any purchases of Cash Settlement Shares contemplated by this paragraph, Dealer shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were made by or on behalf of Issuer. The period until the Cash Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires (but, for the avoidance of doubt, not for purposes of determining the Forward Price).

Floor Price:	As specified in Schedule I

Other Applicable Provisions:	The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Valuation Date is postponed pursuant to “Market Disruption Event” above (including, for the avoidance of doubt, pursuant to Section 11 hereof) or (y) a Regulatory Disruption as described in Section 11 occurs. In the case any event described in clause (x) or (y) above occurs, the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as necessary to preserve as nearly as practicable any loss in fair value of the Transaction to Dealer as a result of such postponement or Regulatory Disruption, as the case may be; provided that the Calculation Agent shall not adjust any Observation Date.

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, any Dividend that is not an Excess Dividend or a Shortfall Dividend shall not constitute a Potential Adjustment Event, subject to “Ordinary Dividend Payment” below.

Excess Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.

Consequences of Excess Dividend:

The declaration by Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, shall, at Dealer’s election in its sole discretion, either (x) constitute an Additional Termination Event, with Issuer as the sole Affected Party and the Transaction as the sole Affected Transaction or (y) result in an adjustment by the Calculation Agent to the Floor Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction solely of such Excess Dividend.

Issuer agrees that it shall not declare any Excess Dividend for which the related ex-dividend date occurs or is scheduled to occur on or prior to the 10th Trading Day immediately following such declaration date.

Dividend Deficiency Event:	If, as of any Scheduled Ex-Dividend Date, the aggregate amount or value (as determined by the Calculation Agent) of all Dividends with ex-dividend dates occurring in the same calendar quarter as, and on or prior to, such Scheduled Ex-Dividend Date is less than the Ordinary Dividend Amount, then a Dividend Deficiency Event shall be deemed to have occurred.

Consequences of Dividend Deficiency Event:	Upon the occurrence of a Dividend Deficiency Event, Dealer may treat such occurrence as Additional Termination Event, with Issuer as the sole Affected Party and the Transaction as the sole Affected Transaction.

Ordinary Dividend Amount:	As specified in Schedule I

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend Payment:	If an ex-dividend date for (x) any Dividend that is not an Excess Dividend, (y) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and (z) any Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and is prior to the Scheduled Ex-Dividend Date for the relevant calendar quarter (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Scheduled Ex-Dividend Dates:	As specified in Schedule I

Relevant Dividend Period:	The period from, and including, the Trade Date to, and including, the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Settlement Amount is zero or positive, the Valuation Date. If the Settlement Amount is negative, then (x) if Buyer does not validly elect to net share settle its obligation to deliver the Settlement Shares, the Observation Date on which the Cash Settlement Balance is reduced to zero or (y) if Buyer validly elects to net share settle its obligation to deliver the Settlement Shares, the Observation Date on which Issuer has satisfied its delivery obligations under Section 8.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)	the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”;

(ii)	the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”;

(iii)	the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof; and

(iv)	Section 12.2 of the Equity Definitions is hereby amended by inserting the words “Announcement Date in respect of any Merger Event or any potential” before the words “Merger Event” in the final line thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 bps

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	40 bps

Determining Party:	For all applicable events, Dealer

Hedging Party:	For all applicable events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer

4. Account Details, Notices and Offices:

(a)	Account for delivery of Shares to Issuer:

To be provided by Issuer.

(b)	Account for payments to Issuer:

Bank:	USBank
800 Nicollet Mall Minneapolis, MN 55402

Routing:	091000022 (Domestic wires)
Acct name:	C H Robinson Co
Acct number:	180120790662

(c)	Account for delivery of Shares to Dealer:

To be provided by Dealer.

(d)	Account for payments to Dealer:

Citibank, NY

ABA#: 021000089

Morgan Stanley & Co.

Account #: 38890774

C.H. Robinson Worldwide

Account # 023-04891

(e)	For purposes of this Confirmation:

(i)	Address for notices or communications to Issuer:

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, MN 55347

Attention: Troy Renner

Phone: (952) 937-6721

Fax: (952) 937-7781

E-mail: troy.renner@chrobinson.com

(ii)	Address for notices or communications to Dealer:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036-8293

Attention: Arnaud Blanchard

Telephone: (212) 761-8464

Facsimile: (212) 404-9843

Email: Arnaud.Blanchard@Morganstanley.com

With a copy to:

Morgan Stanley & Co. LLC

1585 Broadway

5th Floor

New York, New York 10036

Attention: Anthony Cicia

Telephone: (212) 762-4828

Facsimile: (212) 507-4338

Email: Anthony.Cicia@Morganstanley.com

5. Amendments to the Equity Definitions.

(a) Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(b) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”.

(c) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, may (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(d) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”.

(e) Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(f) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(g) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

6. Certain Payments and Deliveries by Dealer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Dealer would be required to make a payment pursuant to Article 12 of the Equity Definitions (the amount of any such payment obligation described in Section 6(i) or (ii) above, a “Dealer Payment Amount”), then Issuer shall have the right, by prior written notice to Dealer, to require Dealer to settle such payment obligation in Shares in lieu of cash; provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization or a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. If Issuer does not so elect for Dealer to settle a Dealer Payment Amount in Shares, then Dealer shall have the right, in its sole discretion, to elect to settle such Dealer Payment Amount in Shares. If either Issuer or Dealer so elects, then Dealer shall deliver to Issuer, on or within a commercially reasonable time following the date on which such Dealer Payment Amount would have been due, a number of Shares with a market value, as determined by the Calculation Agent, equal to all or a portion (which portion may be zero) of the Dealer Payment Amount. If the market value of such Shares equals a portion, but not all, of the Dealer Payment Amount, then, on the date such Dealer Payment Amount is due, a notional balance (the “Dealer Settlement Balance”) shall be established equal to the remaining portion of the Dealer Payment Amount, and Dealer shall commence purchasing Shares for delivery to Issuer on the Observation Date immediately following such date. At the end of each Observation Date on which Dealer purchases Shares pursuant to this Section 6, Dealer shall reduce the Dealer Settlement Balance by the amount paid by Dealer to purchase the Shares purchased on such Observation Date. Dealer shall deliver any Shares purchased on an Observation Date pursuant to this Section 6 to Issuer on the third Exchange Business Day following such Observation Date. Dealer shall continue so purchasing and delivering Shares until the Dealer Settlement Balance has been reduced to zero. In making any purchases of Shares contemplated by this Section 6, Dealer shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 if such purchases were made by or on behalf of Issuer. The period until the Dealer Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires.

7. Certain Payments and Deliveries by Issuer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Issuer would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such payment described in Section 7(i) or (ii) above, an “Early Settlement Payment”), then Issuer shall have the right, by prior written notice to Dealer, in lieu of making such cash payment, to settle such payment obligation in Shares (such Shares, “Early Settlement Shares”); provided, however, that Issuer shall not have the right to so elect in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. In order to elect to deliver Early Settlement Shares, (i) Issuer must notify Dealer of its election by no later than 4:00 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) Issuer must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) Issuer must comply with Section 8 below.

8. Provisions Relating to Delivery of Settlement Shares and Early Settlement Shares.

(a) Issuer may deliver Settlement Shares or Early Settlement Shares and Make-Whole Shares (as defined below) by means of a registered offering only if the following conditions are satisfied:

(i) On the later of (A) the Trading Day following Issuer’s election to deliver Settlement Shares, Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective, but in no event later than the Settlement Date or the date the Early Settlement Payment is due, as applicable, Issuer shall deliver to Dealer the Settlement Shares (plus an additional number of Shares reasonably determined by Dealer to cover all fees and expenses, including underwriting fees) or a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent (which price shall be net of a commercially reasonable fee per Share in connection with the public sale of the Early Settlement Shares, as determined by Dealer) (the date of such delivery, the “Registered Share Delivery Date”), as applicable.

(ii) Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public sale by Dealer of the Settlement Shares or Early Settlement Shares and any Make-Whole Shares (collectively, the

“Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Settlement Shares (plus such additional number of Shares to cover fees and expenses, as described above) or Early Settlement Payment, as applicable, and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date, in which case such registration statement shall be the Registration Statement. Issuer shall use its best efforts to file the Registration Statement as an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible. The Registration Statement shall be effective and subject to no stop order as of the Registered Share Delivery Date.

(iii) Promptly following the Registration Notice Date, Issuer shall afford Dealer a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to Dealer for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by Dealer), and Dealer shall be satisfied in its discretion with the results of such due diligence investigation of Issuer. For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Shares specified in this Section 8(a) shall not be satisfied) unless and until Dealer is satisfied in its discretion with the results of such due diligence investigation of Issuer.

(iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by Dealer, Issuer shall, at the request of Dealer, make available to Dealer a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) satisfactory to Dealer (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as Dealer shall reasonably request.

(v) Issuer shall use its best efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall as promptly as practicable file any required document and prepare and furnish to Dealer a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities, will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) relating to the public sale of the Registered Securities and substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Dealer (or such affiliate), which Transfer Agreement shall (without limiting the foregoing) contain provisions substantially similar to those contained in such underwriting agreements relating to:

(A) the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates,

(B) the delivery to Dealer (or such affiliate) of customary letters and opinions (including, without limitation, accountants’ comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and letters of counsel relating to the lack of material misstatements and omissions in the Registration Statement, the Prospectus and Issuer’s filings under the Exchange Act); and

(C) the payment by Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer (or such affiliate).

(vii) In the case of a sale of Registered Securities that are Early Settlement Shares:

(A) On the Registered Share Delivery Date, a notional balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the amount of the Early Settlement Payment. Following the delivery of Early Settlement Shares or any Make-Whole Shares, Dealer shall sell all such Registered Securities in a commercially reasonable manner.

(B) At the end of each day on which sales have been made pursuant to paragraph 8(a)(vii)(A) above, the Early Settlement Balance shall be (A) reduced by an amount equal to the proceeds to be received by Dealer upon settlement of such sales, net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Early Settlement Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)), and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to Dealer’s funding cost with respect to the Early Settlement Balance as of the close of business on the day one Settlement Cycle prior to such day.

(C) If, on any date, the Early Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and Dealer shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.

(D) If, on any date, all of the Early Settlement Shares have been sold and the Early Settlement Balance has not been reduced to zero, Issuer shall, at its election, either pay the remaining Early Settlement Balance to Dealer in cash or promptly deliver to Dealer an additional number of Shares (“Make-Whole Shares”) equal to (A) the Early Settlement Balance as of such date divided by (B) a price per Share as reasonably determined by the Calculation Agent (which price shall be net of a commercially reasonable per Share fee as determined by Dealer in connection with the public sale of the Make-Whole Shares). This clause (x) shall be applied successively until the Early Settlement Balance is reduced to zero.

(E) The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions set forth in this Section 8(a) or (ii) for a period of at least 10 consecutive Exchange Business Days, Dealer has determined that it is inadvisable to effect sales of Registered Securities, unless in either case Issuer pays such then-current Early Settlement Balance to Dealer in cash pursuant to the Registration Statement.

(viii) In the case of a sale of Registered Securities that are Settlement Shares:

(A) Following delivery of Settlement Shares (plus the additional Shares to cover fees and expenses as set forth above), Dealer shall sell all such Registered Securities in a commercially reasonable manner.

(B) The provisions of Section 8(b) shall apply to any portion of such Registered Securities not sold under the Registration Statement (the “Unsold Registered Shares”) if (i) on any given day, Issuer cannot satisfy any of the conditions set forth in this Section 8(a) or (ii) for a period of at least 10 consecutive Exchange Business Days, Dealer has determined that it is inadvisable to effect sales of Registered Securities.

(ix) If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of Dealer, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to Dealer.

(x) Issuer shall cooperate with Dealer and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(b) If Issuer timely elects to deliver Settlement Shares or Early Settlement Shares and Make-Whole Shares by means of a private placement, or this Section 8(b) otherwise applies, the following provisions shall apply:

(i) All Settlement Shares (unless Unsold Registered Shares have been delivered to Dealer), Early Settlement Shares and Make-Whole Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(ii) Issuer shall afford Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Issuer shall not disclose material non-public information in connection with such due diligence investigation.

(iii) Issuer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Issuer to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for Dealer but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Dealer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv) Issuer shall not take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to Dealer or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Early Settlement Shares and Make-Whole Shares by Dealer.

(v) On the date requested by Dealer, Issuer shall deliver a number of Settlement Shares or Early Settlement Shares equal to the quotient of (A) the amount of the Unwind Balance or the Early Settlement Payment divided by (B) a per Share value, determined by Dealer in a commercially reasonable manner, which value shall take into account transfer restrictions applicable to such Shares and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act), and the provisions of Section 8(a)(vii)(A) through (D) shall apply to the Settlement Shares or Early Settlement Shares delivered pursuant to this Section 8(b)(v) (with the Unwind Balance being used instead of the Early Settlement Balance in the case of Settlement Shares). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares. “Unwind Balance” means, in the case of a delivery of Settlement Shares under this Section 8(b), the Settlement Shares (or the number of Unsold Registered Shares, as applicable) multiplied by a price per Share reasonably determined by Dealer that may account for the hedge unwind costs of the commercially reasonable Hedge Positions of a hypothetical dealer similar to Dealer.

(c) If Issuer elects to deliver Settlement Shares or Early Settlement Shares to settle its delivery obligation, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued Shares to be increased to an amount sufficient to permit Issuer to fulfill its obligations under Sections 8(a) and/or 8(b) above.

9. Special Provisions for Merger Transactions.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Issuer agrees that:

(i) It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii) To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and such announcement does not cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then as soon as practicable following such announcement (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice of such announcement. Promptly (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through Dealer or its affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 11 below. Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 13(b) below.

(b) Upon the occurrence of any such public announcement, Dealer in its sole discretion may (i) apply the provisions of Section 11 below and/or (ii) treat the occurrence of such announcement as an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10. Special Provisions for Acquisition Transaction Announcements.

(a) If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Forward Price shall be determined as if the words “minus (ii) the Discount” were deleted from the definition thereof. If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal or other change to the subject matter of the previous Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public announcement whether made by Issuer or a third party.

(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 15% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

11. Dealer Adjustments.

In the event that Dealer reasonably determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (so long as such requirements, policies and procedures are generally applicable to transactions similar to the Transaction, and whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase a fewer number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Calculation Period, then Dealer may, in its commercially reasonable discretion, elect that a Market Disruption shall be deemed to have occurred on such Trading Day (a “Regulatory Disruption”). Dealer shall notify Issuer upon the exercise of Dealer’s rights pursuant to this Section 11 and shall subsequently notify Issuer on the day Dealer believes that the circumstances giving rise to such exercise have changed.

12. Covenants.

Issuer covenants and agrees that:

(a) Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer or take any other action that would cause the purchase by Dealer of any Shares in connection with this Agreement not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases); provided that (w) Issuer may enter into a share repurchase transaction substantially identical to the Transaction with another dealer or its affiliate (such other dealer, including any such affiliate, the “Other Dealer”) on the date hereof, (x) Issuer may enter into an open-market stock repurchase agreement (together, the “OMR Agreements”) with each of Dealer and the Other Dealer on or following the date hereof and prior to the end of the Calculation Period (any such transaction or agreement described in clause (w) or (x), together, the “Other Transactions”) so long as (i) no “Observation Date” under such Other Transactions with the Other Dealer is an Observation Date hereunder and (ii) repurchases on any day pursuant to any such OMR Agreement shall be limited to a gross amount of (1) USD 2,000,000 from, and including, the Trade Date to, but excluding, November 8, 2013, (2) USD 1,000,000 from, and including, November 8, 2013 to, but excluding January 17, 2014 and (3) USD 2,000,000 on or after January 17, 2014, (y) Issuer may, pursuant to its employee incentive compensation plans, reacquire shares in connection with the related equity transactions thereunder or withhold Shares to cover tax liabilities associated with such equity transactions and such plans and (z) an agent independent of Issuer may purchase Shares effected by or for an issuer plan of Issuer in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of the issuer” each being used herein as defined in Rule 10b-18). “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of the Calculation Period, (ii) the earlier of (A) the date ten Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date, (iii) if the Settlement Amount is negative and Buyer does not validly elect to net share settle its obligation to deliver Settlement Shares, the Observation Date on which the Cash Settlement Balance is reduced to zero, (iv) if the Settlement Amount is negative and Buyer validly elects to net share settle its obligation to deliver Settlement Shares, the Observation Date on which Issuer satisfies its delivery obligations under Section 8 and (v) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(b) It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c) Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Agreement. Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(d) Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(e) It will not make any election in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.

13. Representations, Warranties and Acknowledgments.

(a) Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:

(i) (A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares as of the open of business on the Exchange Business Day immediately following the Trade Date, and Issuer is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of the Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of the Agreement. For the avoidance of doubt, the parties hereto acknowledge that entry into any Other Transaction shall not fall within the ambit of the previous sentence. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) The transactions contemplated by this Confirmation have been duly authorized by Issuer’s Board of Directors as part of a program to repurchase Shares that will be publicly announced at or prior to the open of business on the Exchange Business Day immediately following the Trade Date.

(iii) Issuer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv) Issuer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v) There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi) Issuer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(ix) Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(b) Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account. All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any Trading Personnel. “Trading Personnel” means any principal, officer, director, employee or other agent or representative of Dealer, and any Affiliate of any of such principal, officer, director, employee, agent or representative, of the public side of the investment banking division and global capital markets group of Morgan Stanley identified by Dealer to Issuer as such in writing; provided that Dealer may amend the list of Trading Personnel by delivering a revised list of Trading Personnel to Issuer; and provided further that, for the avoidance of doubt, the persons listed as Permitted Contacts are not Trading Personnel. “Permitted Contact” means any of Mr. Arnaud Blanchard, Mr. Anthony Cicia, Mr. Eli Gross, Mr. Nelson Walsh, Mr. Steve Williams and Mr. Paul

Donahue or any of their designees; provided that Dealer may amend the list of Permitted Contacts by delivering a revised list of Permitted Contacts to Issuer. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c) Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(d) Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

14. Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a) during the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(b) Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(c) Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(d) any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.

15. Indemnification.

In the event that Dealer becomes involved in any capacity in any third-party action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, Issuer will reimburse Dealer for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Issuer also will indemnify and hold Dealer harmless against any losses, claims, damages or liabilities to which it may become subject in connection with any matter referred to in this Confirmation. If for any reason the foregoing indemnification is unavailable to Dealer or insufficient to hold it harmless, then Issuer shall contribute to the amount paid or payable by Dealer as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of Issuer on one hand and Dealer on the other hand with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Issuer under this Section 15 shall be in addition to any liability that Issuer may otherwise have, shall extend upon the same terms and conditions to any Affiliate of Dealer and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Dealer and any such Affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Issuer, Dealer, any such Affiliate and any such person. Issuer also agrees that neither Dealer nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Issuer for or in connection with any matter referred to in this Confirmation. Notwithstanding the foregoing, the reimbursement, indemnity, contribution and exculpation obligations of Issuer under this Section 15 shall not apply for the benefit of any person to the extent that any losses, claims, damages, liabilities or expenses result from the negligence or bad faith of such person in effecting the Transaction. The foregoing provisions shall survive any termination or completion of the Transaction. The foregoing reimbursement, indemnity and contribution obligations of Issuer shall be paid promptly in cash.

16. Other Provisions.

(a) Issuer agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b) Dealer and Issuer hereby agree and acknowledge that Dealer has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c) In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of Dealer hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Dealer hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Dealer hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Dealer shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Dealer expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims. Nothing herein shall limit or shall be deemed to limit Dealer’s rights (x) to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction or (y) in respect of any transactions other than the Transaction.

(d) Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(e) Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement or this Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement or this Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(f) Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g) It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time on or prior to the Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

17. Calculations and Payment Date upon Early Termination.

The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of the Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines and taking into account the existence of any Other Transaction) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of Shares equal in number to the Seller’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Issuer elects to receive or deliver Shares in accordance with Section 6 or Section 7 (as the case may be), such Shares shall be delivered on a date selected by Dealer as promptly as practicable.

18. Limit on Beneficial Ownership.

Notwithstanding anything to the contrary in this Confirmation, Issuer acknowledges and agrees that, on any day, Dealer shall not be obligated to receive from Issuer any Shares, and Issuer shall not be entitled to deliver to Dealer any Shares, to the extent (but only to the extent) that after such transactions Dealer’s ultimate parent entity would directly or indirectly “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 4% of the outstanding Shares. Any purported receipt of Shares shall be void and have no effect to the extent (but only to the extent) that after such receipt, Dealer’s ultimate parent entity would directly or indirectly so beneficially own in excess of 4% of the outstanding Shares. If, on any day, any receipt of Shares by Dealer is not effected, in whole or in part, as a result of this Section 18, Issuer’s obligations to deliver such Shares shall not be extinguished and any such delivery shall be effected over time by Issuer as promptly as Dealer determines, such that after any such delivery, Dealer’s ultimate parent entity would not directly or indirectly beneficially own in excess of 4% of the outstanding Shares.

19. Extraordinary Dividend. If Issuer declares any Extraordinary Dividend that has an ex-dividend date during the commencing on Trade Date and ending on the last day of the Potential Purchase Period, then prior to or on the date on which such Extraordinary Dividend is paid by Issuer to holders of record, Issuer shall pay to Dealer an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure to the Transaction.

20. Share Cap.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in
Schedule I).

21. Transfer and Assignment.

Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer may assign the right to receive any Settlement Shares, any Early Settlement Shares and any Make-Whole Shares to any third party who may legally receive Settlement Shares, Early Settlement Shares or Make-Whole Shares. Dealer shall be discharged of its obligations to Issuer only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of the Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

22. Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF ISSUER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

23. Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

Remainder of Page Intentionally Blank

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

Confirmed as of the date first written above:

C.H. ROBINSON WORLDWIDE, INC.		MORGAN STANLEY & CO. LLC

By:	/s/ Troy A. Renner	By:	/s/ Sylvain Mirochnikoff
	Name: Troy A. Renner		Name: Sylvain Mirochnikoff
	Title: Treasurer		Title: Managing Director